As filed with the Securities and Exchange Commission on January 21, 2026

Registration No. 333-240254

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

________________________

VASTA PLATFORM LIMITED

(Exact Name of Registrant as Specified in its Charter)

The Cayman Islands		N/A
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
Av. Paulista, 901, 5th Floor Bela Vista São Paulo, São Paulo, 01310-100 Brazil
(Address of Principal Executive Offices)
____________________________
Vasta Platform Limited 2020 Restricted Share Unit Plan (Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

(212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent For Service)

Copies to:

Manuel Garciadiaz

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is filed by Vasta Platform Limited, a Cayman Islands exempted company (the “Company”) to deregister any and all ordinary shares, par value $0.00005 per share, of the Company (the “Shares”) registered but unsold or otherwise unissued as of the date hereof under the Registration Statement No. 333-240254 on Form S-8, registering 2,573,937 (two million five hundred seventy-three thousand nine hundred thirty-seven) Shares issuable pursuant to the Company’s 2020 Restricted Share Unit Plan (the “Restricted Share Unit Plan”), filed with the Securities and Exchange Commission (the “SEC”) on July 31, 2020.

On January 9, 2026, the Company announced that it notified The Nasdaq Stock Market LLC (“Nasdaq”) of the Company’s decision to voluntarily delist its Shares from the Nasdaq Global Market. On January 20, 2026, the Company filed a Notification of Removal From Listing And Registration on Form 25 with the SEC to delist the Shares from Nasdaq and to deregister the Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC requesting the termination of registration of the Ordinary Shares under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act. In connection with the Company’s voluntary decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statement. Accordingly, the filing of this Post-Effective Amendment is made pursuant to an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The Company, by filing this Post-Effective Amendment, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on January 21, 2026.

VASTA PLATFORM LIMITED.

By:	/s/ Guilherme Alves Mélega
	Name:	Guilherme Alves Mélega
	Title:	Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.